SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C.  20549

                              FORM 8-K/A

            Amendment to Current Report Filed Pursuant to
      Section 13 or 15(d) of the Securities Exchange Act of 1934



November 18, 1994
- - - -----------------
Date of Report (Date of earliest event reported)



                              Amgen Inc.
- - - ----------------------------------------------------------------------
        (Exact name of registrant as specified in its charter)



     Delaware                   0-12477                95-3540776
- - - ----------------------------------------------------------------------
 (State or other              (Commission         (I.R.S. Employer
  jurisdiction                File Number)        Identification No.)
of incorporation)



1840 Dehavilland Drive, Thousand Oaks, California      91320-1789
- - - ----------------------------------------------------------------------
(Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code: (805) 447-1000
- - - ----------------------------------------------------------------------



- - - ----------------------------------------------------------------------
    (Former name or former address, if changed since last report.)

Item 2.   ACQUISITION OR DISPOSITION OF ASSETS



     On November 18, 1994, Amgen Inc. ("Amgen") and Synergen, Inc. ("Synergen") announced that they entered into a definitive agreement through which Amgen would acquire Synergen. Pursuant to this
agreement,  Amgen's   wholly-owned   subsidiary,   Amgen   Acquisition
Subsidiary, Inc. ("Amgen Acquisition Subsidiary"), completed a cash tender offer (the "Tender Offer") to purchase all of the outstanding shares of Synergen common stock (including the associated preferred
stock purchase rights)  for $9.25  per share.   In  the Tender  Offer,
Amgen Acquisition Subsidiary acquired approximately 91 percent of the outstanding shares of common stock of Synergen. Following completion of the Tender Offer, Amgen Acquisition Subsidiary was merged into
Synergen (the  "Merger").   Pursuant  to  the Merger,  each  share  of
Synergen common stock (other than shares owned by Amgen, Synergen or any of their respective subsidiaries) that remained outstanding following completion of the Tender Offer was converted into the right
to receive $9.25 per share in cash.   As a result of the Tender  Offer
and   Merger   (hereinafter   collectively   referred   to   as    the
"Acquisition"), Synergen is now a wholly-owned subsidiary of Amgen. Funds from Amgen's working capital were used to purchase shares of
Synergen stock.   In  determining the  amount to  be offered  for  the
shares of Synergen stock, Amgen considered, among other things, the financial condition and results of operations of Synergen and detailed financial and valuation analyses presented to Amgen by Amgen's
financial advisors.   It  is anticipated  that at  least some  of  the
assets constituting plant, equipment and other physical property generally used in Synergen's business will continue to be used by Amgen for such purposes but Amgen has not yet determined how it intends to use all of such assets. This Form 8-K/A amends the Form 8-K Current Report dated December 2, 1994.

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS


     (a)  Financial statements of business acquired

                                                                Page
                                                               Number


Audited Consolidated Financial Statements of Synergen, Inc.
  and Subsidiaries

     Independent Auditors' Report................................F-1

     Consolidated Balance Sheet as of December 31, 1993..........F-2

     Consolidated Statement of Operations for the year
     ended December 31, 1993.....................................F-3

     Consolidated Statement of Stockholders' Equity for the
     year ended December 31, 1993................................F-4

     Consolidated Statement of Cash Flows for the year ended
     December 31, 1993...........................................F-5

     Notes to Consolidated Financial Statements...........F-6 - F-17

Unaudited Consolidated Financial Statements of Synergen, Inc.
  and Subsidiaries

     Consolidated Balance Sheet as of September 30, 1994........F-18

     Consolidated Statements of Operations for the nine
     months ended September 30, 1994 and 1993...................F-19

     Consolidated Statements of Cash Flows for the nine
     months ended September 30, 1994 and 1993...................F-20

     Notes to Unaudited Consolidated Financial
     Statements..........................................F-21 - F-22

     (b)  Pro forma financial information

                                                                Page
                                                               Number

Introduction to Amgen Inc. Unaudited Pro Forma Condensed
  Combining Financial Statements ...............................F-23

Amgen Inc. Unaudited Pro Forma Condensed Combining Balance
  Sheet as of September 30, 1994 ...............................F-24

Amgen Inc. Unaudited Pro Forma Condensed Combining Statement
  of Operations for the year ended December 31, 1993 ....F-25 - F-26

Amgen Inc. Unaudited Pro Forma Condensed Combining Statement
  of Operations for the nine months ended September 30,
  1994 ..................................................F-27 - F-28

Notes to Amgen Inc. Unaudited Pro Forma Condensed Combining
  Financial Statements .........................................F-29


     (c)  Exhibits

Agreement and Plan of Merger among Amgen Inc., Amgen
  Acquisition Subsidiary, Inc. and Synergen, Inc. (1)

Independent Auditors' Consent...................................F-30


(1) Filed as an exhibit to the Form 8-K Current Report dated December 2, 1994 and incorporated by reference.


                                SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.


                                     Amgen Inc.
                                     (Registrant)



Date:     2/02/95                    By:/s/ Robert S. Attiyeh
- - - ------------------------             --------------------------------
                                     Robert S. Attiyeh
                                     Senior Vice President,
                                     Finance and Corporate
                                     Development, and Chief
                                     Financial Officer

                     INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of Synergen, Inc.
Boulder, Colorado

  We have  audited  the accompanying  consolidated  balance sheet  of
Synergen, Inc. and subsidiaries as of December 31, 1993 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements
are  the   responsibility   of   the  Company's   management.      Our
responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Synergen, Inc. and subsidiaries as of December 31, 1993 and the results of their operations and their cash flows for the year ended December 31, 1993 in conformity with generally accepted accounting principles.




/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
February 4, 1994

                   SYNERGEN, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET

                               ASSETS
                                                 December 31, 1993
  Current assets:                                -----------------
    Cash and cash equivalents                       $ 51,579,100
    Short-term investments                           104,637,200
    Accounts  receivable   (no   allowance  for
     doubtful accounts considered necessary)          14,561,000
    Receivable from Synergen Clinical Partners         6,200,000
    Accrued interest receivable                          779,200
    Prepaid expenses and other                         2,975,400
                                                    ------------
       Total current assets                          180,731,900

  Property and equipment, net                         86,856,100

  Other assets                                         8,469,700
                                                    ------------
       Total assets                                 $276,057,700
                                                    ============

                LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities-
    Accounts payable and accrued expenses           $ 11,229,100
                                                    ------------
       Total current liabilities                      11,229,100

  Industrial Development Revenue Bonds                 6,000,000
  Commitments and contingencies (Notes 7 and 11)
  Stockholders' equity:
    Preferred stock, $.01 par value; authorized
     10,000,000 shares; none issued                            -
    Common stock,  $.01  par  value; authorized
     120,000,000     shares;     issued     and
     outstanding, 25,666,186 shares                      256,700
    Additional paid-in capital, net                  408,369,500
    Deficit                                         (148,821,700)
    Deferred compensation  and  receivable  for
     warrants, net                                      (975,900)
                                                    ------------
       Total stockholders' equity                    258,828,600
                                                    ------------
       Total  liabilities   and   stockholders'
          equity                                    $276,057,700
                                                    ============

            See notes to consolidated financial statements

                   SYNERGEN, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF OPERATIONS

                                                    Year Ended
                                                 December 31, 1993
                                                 -----------------

  Revenues:
     Research and development                       $ 13,180,200
     Interest and other                               10,306,200
                                                    ------------
                                                      23,486,400

  Expenses:
    Research and development                          88,248,500
    General and administrative                        16,986,100
    Restructuring charge                               2,000,000
    Interest                                             447,500
                                                    ------------
                                                     107,682,100
  Loss before  cumulative effect  of change  in
    accounting principle                             (84,195,700)
                                                    ------------
  Cumulative effect  of  change  in  accounting
    principle                                         (2,417,800)
                                                    ------------
  Net loss                                          $(86,613,500)
                                                    ============

  Net loss per share:
    Loss before cumulative effect  of change in
     accounting principle                                 $(3.33)
    Cumulative effect  of change  in accounting
     principle                                              (.09)
                                                    ------------
  Net loss per share                                      $(3.42)
                                                    ============
  Weighted average common share outstanding           25,308,800

  Pro forma amounts assuming the new  method of
    accounting  for  patent  costs  is  applied
    retroactively:
  Net loss                                           (84,195,700)
  Net loss per share                                      $(3.33)

            See notes to consolidated financial statements

                         SYNERGEN, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1993

                                                                                      Deferred
                                                       Additional                   Compensation
                                   Common Stock         Paid-in                    and Receivable
                                Shares     Par Value    Capital        Deficit      for Warrants
                              ----------  ----------  ------------  -------------  --------------
Balance, January 1, 1993      25,083,146    $250,800  $405,244,900  $ (62,208,200)    $(1,566,000)
Exercise of stock options
 ($3.33 to $33.83 per share)
 net of treasury stock
 acquired                        468,319       4,700     2,230,900              -               -
Synergen Clinical Partners
 warrants exercised                4,001         100        62,600              -               -
Grants under Stock Bonus Plan     10,720         100       228,600              -               -
Contribution to Employee
 Stock Ownership Plan            100,000       1,000     1,036,500              -      (1,037,500)
Amortization of deferred
 compensation                          -           -             -              -       1,059,000
Amorization of receivable
 for warrants                          -           -             -              -         568,600
Foreign currency
 translation adjustment                -           -      (434,000)             -               -
Net loss                               -           -             -    (86,613,500)              -
                              ----------  ----------  ------------  -------------  --------------
Balance, December 31, 1993    25,666,186    $256,700  $408,369,500  $(148,821,700)    $  (975,900)
                              ==========  ==========  ============  ============== ==============

     See notes to consolidated financial statements

                  SYNERGEN, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF CASH FLOWS

                                                     Year Ended
                                                    December 31,
                                                       1993
                                                    ------------
  Cash flows from operating activities:
   Net loss                                         $(86,613,500)
   Adjustments to reconcile  net loss  to net  cash
    used in operating activities:
      Depreciation and amortization of assets          9,901,500
      Amortization  of  deferred  compensation  and
       receivable for warrants                         1,627,600
      Stock bonus awards                                 228,700
      Change in operating assets and liabilities:
      Accounts receivable                              4,009,300
      Accrued interest receivable                      1,590,400
      Prepaid expenses and other                        (120,600)
      Accounts payable and accrued expenses              384,600
      Unearned revenue                                  (779,900)
                                                    ------------
   Total adjustments                                  16,841,600
                                                    ------------
  Net cash used in operating activities              (69,771,900)

  Cash flows from investing activities:
   Capital expenditures                              (16,792,200)
   Net redemption of short-term investments          131,129,700
   Other, net                                          2,517,100
                                                    ------------
  Net cash provided by investing activities          116,854,600

  Cash flows provided by financing activities-
   Proceeds from issuance of common stock, net         1,864,300

  Net increase in cash and cash equivalents           48,947,000

  Cash and cash equivalents at beginning of period     2,632,100
                                                    ------------
  Cash and cash equivalents at end of period        $ 51,579,100
                                                    ============
  Supplemental disclosures:
   Interest paid                                    $    367,700
                                                    ============


             See notes to consolidated financial statements

                   SYNERGEN, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEAR ENDED DECEMBER 31, 1993



1.  Summary of Significant Accounting Policies

Business

Synergen,  Inc.  is  a   biopharmaceutical  company  engaged  in   the
discovery,  development   and  manufacture   of  protein-based   human
pharmaceuticals.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Synergen, Inc. and its wholly owned subsidiaries, Synergen Biologicals, Inc. (one percent general partner of Synergen Development Partners Limited--see Note 3), Synergen Production Corporation, Synergen Development Corporation (one percent general partner of Synergen Clinical Partners, L.P.--see Note 3) and Synergen Europe, Inc. and its subsidiary Synergen B.V. (collectively, the Company). All material intercompany balances have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents are composed of immediately accessible funds held in bank checking accounts, money market accounts and highly liquid debt instruments with maturities not exceeding three months at purchase.

Short-term Investments

Short-term investments include obligations of corporations and federal, state and local governments and agencies. They are available for sale to fund operations and capital expenditures and are carried at the lower of aggregate cost or market. These investments are classified as non-current assets to the extent they collateralize borrowings.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the assets' estimated useful lives. Buildings and improvements are depreciated over 10 to 20 years and equipment is depreciated over 5 to 10 years.

Deferred Compensation and Receivable for Warrants

Receivable for warrants was composed of amounts receivable related to warrants issued in connection with the formation of Synergen Clinical Partners, L.P. in February 1991 and has been amortized as revenues were earned from Synergen Clinical Partners, L.P. As of March 31, 1993, the receivable for warrants was fully amortized. Deferred compensation is related to both the Company's Employee Stock Ownership

                   SYNERGEN, INC. AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                     YEAR ENDED DECEMBER 31, 1993



Plan and compensatory stock grants and is amortized over vesting periods ranging from one to five years.

Foreign Currency Translation

Pursuant to Financial Accounting Standard No. 52, the financial position and results of the Company's European subsidiary are measured using the local currency as the functional currency. The balance sheet has been translated at the exchange rate in effect at December 31, 1993, while revenues and expenses have been translated at the average exchange rate on a monthly basis. The aggregate effect of translation is being deferred as a component of stockholders' equity. At December 31, 1993, the translation effect is $434,000 and is reported within additional paid in capital.

Research and Development

Revenues under research and development contracts are recognized as the related research and development expenses are incurred or as development milestones are reached and payment is irrevocably due under the terms of the agreements.

Research and development costs are  expensed as incurred.   In-process
research and development acquired by issuance of common stock and warrants is expensed at acquisition at the fair value of the securities issued, plus out-of-pocket and other costs.

Income Taxes

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," effective January 1, 1993. This statement supersedes SFAS No. 96, "Accounting for Income Taxes," that had been the Company's previous accounting method. There was no cumulative effect of adopting SFAS No. 109 on the Company's financial statements (see Note 8).

Per Share Amounts

Per share amounts are computed on the weighted average number of common shares outstanding. The effect of stock options and warrants is not included in loss per share because it is antidilutive.

                   SYNERGEN, INC. AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                     YEAR ENDED DECEMBER 31, 1993



2.  Change in Accounting Principle

In December 1993, the Company changed its method of accounting for external patent development costs from capitalizing the costs to expensing the costs as incurred. The Company believes this change will conform more closely to predominant industry practices. This resulted in a one-time charge of $2,417,800, $.09 per share, at January 1, 1993, for the cumulative effect on prior years of changing this accounting principle. Current year patent costs of $670,800 have been included in general and administrative expenses.

3.  Research and Development Agreements

Synergen Clinical Partners, L.P.

On February 14, 1991, Synergen Clinical Partners, L.P. (Clinical Partners) completed a private placement of limited partnership interests, which resulted in net proceeds of approximately $46,400,000 in cash and notes receivable. In connection with the formation of Clinical Partners, the Company granted to Clinical Partners an exclusive royalty-free license and right to certain technology for human pharmaceutical use within the United States, Canada and Europe.

Under the terms of a development and marketing agreement with Clinical Partners, the Company is performing research and development activities to obtain the approval from the FDA for the sale of ANTRIL, the Company's interleukin-1 receptor antagonist. Revenues earned under the agreement were $4,851,200 in 1993. Included in accounts receivable at December 31, 1993 are $5,743,700 related to such revenues. All sponsored research and development revenue attributable to this collaboration was recognized in full by March 31, 1993. In 1991, the Company also received a non refundable fee of $2,500,000 in connection with the agreement. This fee was recorded as deferred revenue and was being amortized to research and development revenues over the period of partnership funding. As of March 31, 1993, the fee was fully amortized. Under certain circumstances, the Company may be required to fund development of Clinical Partners' products in order to retain its option, as described below, to purchase the limited partners' interests. The Company is responsible for manufacturing and marketing of Clinical Partners' products in the United States, Canada and Europe, and is required to make payments to Clinical Partners based on product revenues. Upon the first marketing approval of a Clinical Partners' product by the FDA, the Company is obligated to make a payment of between $8,400,000 and $8,800,000 to Clinical Partners, payable in cash, common stock of the Company, or some combination thereof.

                   SYNERGEN, INC. AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                     YEAR ENDED DECEMBER 31, 1993



The Company has been granted an option to purchase all of the limited partners' interests in Clinical Partners exercisable between the second and fourth year after the first commercial sale of Clinical Partners' products depending upon the size of product revenues. If the Company exercises this option, it will make to the limited partners an advance payment of between $34,200,000 and $36,000,000 in cash, common stock of the Company, or some combination thereof, plus additional payments based on sales of Clinical Partners' products in the United States, Canada and Europe for 11 years subsequent to the purchase of their interests. In exchange for this option, the Company issued warrants to the limited partners to purchase an aggregate of 3,950,625 shares of its common stock. The warrants are exercisable through February 29, 1996, at a price of $15.69 per share, and from March 1, 1996 through February 28, 1998, at a price of $17.69 per share. In addition, the Company issued to the sales agents of the private placement warrants to purchase 140,400 shares that are exercisable through February 29, 1996 at a price of $16.31 per share. The fair value of the warrants was recorded as additional paid in capital, with an offsetting receivable recorded in stockholders'
equity. The receivable was amortized as a charge against the Company's research and development revenues from Clinical Partners. As of March 31, 1993, the receivable for warrants was fully amortized. In January 1993, the Company filed a registration statement covering shares issuable upon exercise of the warrants.

In order to fund organizational and offering costs, the Company loaned Clinical Partners $6,200,000. The loan is with recourse to Clinical Partners and is secured by notes receivable from the limited partners to Clinical Partners aggregating approximately $11,883,100. The loan bears interest at 9.75 percent, payable annually in arrears, and is due in February 1994.

Syntex (U.S.A.) Inc.--Synergen Neuroscience Joint Venture

In February 1990, the Company entered into the Syntex-Synergen Neuroscience Joint Venture (Joint Venture) with Syntex (U.S.A.) Inc. to develop neurotrophic factors for the treatment of certain neurological diseases. An affiliate of Syntex provided funding of $15,000,000 to the Joint Venture for the first phase of product development. In connection with formation of the Joint Venture, the Company granted Syntex warrants to purchase 1,125,000 shares of common stock at an exercise price of $12.67 per share. The warrants, which expire in July 1997, became exercisable upon the affiliate's election to provide aggregate funding of $50,000,000 (including the $15,000,000 previously funded) to the Joint Venture. The affiliate notified the Joint Venture in January 1993 that it had made this election. For conducting research for the Joint Venture, the Company earned revenue of $8,188,000 in 1993 of which $7,254,700 was included in accounts receivable at December 31, 1993.

                   SYNERGEN, INC. AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                     YEAR ENDED DECEMBER 31, 1993



Synergen Development Partners Limited

In November 1992, the Company acquired the assets of Synergen Development Partners Limited (Development Partners) in exchange for 255,752 shares of common stock and warrants to purchase 209,252 shares of common stock. The warrants have an exercise price of $67.77 and will expire on June 30, 1997. The acquisition has been accounted for principally as a noncash charge to operations totaling $18,100,000, equal to the fair value of the common stock and warrants issued ($16,463,300), plus the out-of-pocket expenses and liabilities of Development Partners assumed or forgiven by the Company. Assets acquired consist principally of certain rights related to research and development projects in process. As a result of the acquisition, the Company owns exclusive rights to the products previously owned by Development Partners and has no future obligation to the limited partners of Development Partners.

Selectide Corporation

In December 1992, the Company entered into a collaborative research agreement with Selectide Corporation to jointly develop small molecule inhibitors of certain cytokines. Under the terms of the agreement, the Company has made a $3,000,000 equity investment in Selectide which is included in other non-current assets. The Company also agreed to provide Selectide with research funding, benchmark payments on the achievement of certain milestones, and royalty payments on the sale of products that result from the collaboration. The amount of such funding during 1993 and the estimated amount for 1994 are not material and future obligations for research funding and benchmark payments are contingent upon the occurrence of certain events. The agreement is terminable at the Company's discretion upon the occurrence of certain events.

                   SYNERGEN, INC. AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                     YEAR ENDED DECEMBER 31, 1993



4.  Property and Equipment

Property and equipment, at cost, consists of the following:

                                                  December 31, 1993
                                                 ------------------
Land and buildings                                    $ 46,814,600
Laboratory and manufacturing equipment                  50,556,700
Furniture and office equipment                          10,556,100
Construction work in progress                            1,483,700
                                                      ------------
                                                       109,411,100
Less accumulated depreciation                           22,555,000
                                                      ------------
Net property and equipment                            $ 86,856,100
                                                      ============

5.  Industrial Development Revenue Bonds Payable

In December 1984, Boulder County, Colorado, issued $6,000,000 of Industrial Development Revenue Bonds and loaned the proceeds to the Company to finance acquisition and improvement of a building for laboratory, production and office use. The bonds are due December 2009, subject to the bondholders' right to demand payment at par each December. The bond interest rate is adjusted annually to a rate comparable to the then-current yield for similar obligations. The stated interest rate was 3.5% at December 31, 1993 and the effective rate was 4.9% for 1993. The Company has a one-time opportunity on any anniversary date of the bonds to fix the interest rate through maturity. The bonds are collateralized by land and buildings with a net carrying amount of $24,419,100 and restricted investments with a carrying amount of $4,468,300 which are included in other assets at December 31, 1993. The Company is required to deposit $90,000 per quarter (through December 31, 2000) in a sinking fund. The Company has a $6,000,000 letter of credit from a bank, which expires December 1994, which can be drawn to the extent bonds presented for payment cannot be remarketed. No amounts have been drawn on this letter of credit. The letter of credit agreement contains covenants relating to, among other matters, minimum levels of net worth, working capital and debt-to-equity ratios, restrictions on additional debt and prohibits payment of common stock dividends.

                   SYNERGEN, INC. AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                     YEAR ENDED DECEMBER 31, 1993



6.  Stockholders' Equity

The Company has an incentive and non-qualified stock option plan under which options for up to 2,500,000 shares of common stock may be granted to selected Company employees and consultants. The Company also had an incentive and non-qualified stock option plan that expired in October 1993 under which options for up to 3,000,000 shares of common stock were granted to selected Company employees and consultants. The exercise price for options is established by the compensation committee of the Board of Directors and incentive options cannot be granted at a price less than the fair market value of the stock on the date of the grant. All options granted under the plans will expire on dates up to ten years after the date of the grant. In May 1993, the compensation committee of the Board of Directors approved the repricing of certain outstanding options held by current employees by granting replacement options to those employees. The exercise price for these options is $10.63, the fair market value of the stock on May 7, 1993, and the vesting period on all the replacement options was extended from three to four years. At December 31, 1993, options to purchase 2,743,076 shares at prices ranging from $3.33 to $52.75 per share, with a weighted average price of $9.95 per share, are outstanding under the plans, of which options for 1,187,621 shares were exercisable; options for 1,357,733 shares had been exercised; and options for 1,344,652 shares were available to be granted under the plans.

The Company has a stock option plan under which options to purchase up to 150,000 shares of common stock may be granted to non-employee directors. The plan provides for the grant of stock options for 15,000 shares of the Company's common stock to each new non-employee director upon election to the Board and for annual grants of options for 3,000 shares on March 1 of each year to each non-employee director. The options expire eight years after grant, vest over a four-year period after grant and are priced at the fair market value of the Company's common stock on the date of grant. At December 31, 1993, options for 39,000 shares were outstanding at prices ranging from $15.50 to $50.25 per share; of which options for 20,250 shares were exercisable; and options for 111,000 shares were available to be granted under the plan.

In 1988,  the Company  established an  Employee Stock  Ownership  Plan
(ESOP). All Company employees are eligible to participate in the ESOP. The Company may, but is not required to, make an annual contribution to the ESOP of either cash or Company common stock. Company contributions are allocated to participants in proportion to compensation, with certain limitations, and generally vest over a five-year period. In 1993, the Company contributed 100,000 shares of its common stock to the ESOP with a market value of $1,037,500.

                   SYNERGEN, INC. AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                     YEAR ENDED DECEMBER 31, 1993



The Company has a Stock Bonus Plan under which up to 150,000 shares of common stock may be awarded to the Company's employees, directors, and consultants. At December 31, 1993, 95,819 shares of common stock had been awarded under the plan, and 54,181 shares were available for future awards. Shares awarded generally vest immediately.

The Company has a stockholder rights plan that, in the event of certain acquisitions or attempts to acquire 20 percent or more of the Company's outstanding stock by an unrelated third party or group, would allow the remaining stockholders to acquire Preferred Stock or additional common stock at one-half of the then market value.

No cash dividends have been paid or declared by the Company.

The Company is authorized to issue 10,000,000 shares of Preferred Stock, none of which is currently outstanding.

7.  Commitments and Contingencies

The Company has employment contracts with its executive officers. Such contracts provide for severance pay and automatic renewal in certain instances and have non-competition clauses. Such contracts are cancelable at the Company's option. The aggregate severance provisions are approximately $2,500,000.

Certain of the Company's technologies under development are subject to royalty agreements which provide for payments of royalties to universities and others in the event commercial product sales result from use of the technologies.

In January 1990, the Company reacquired rights to certain technology from CIBA-GEIGY in connection with termination of a joint development agreement between the parties. The Company has an obligation to pay to CIBA-GEIGY a portion of future revenues, if any, up to a maximum of $4,700,000 derived from the technology.

8.  Income Taxes

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carry forwards. The tax effects of significant items comprising the Company's deferred taxes as of December 31, 1993 are as follows:

                   SYNERGEN, INC. AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                     YEAR ENDED DECEMBER 31, 1993



DEFERRED TAX ASSETS:

Operating loss carry forwards                         $ 49,080,900
Synergen Development Partners Limited
   acquisition costs                                     6,751,300
Tax credit carry forwards                                4,821,900
Other                                                    1,768,300
                                                      ------------
                                                        62,422,400
Valuation allowance                                    (62,422,400)
                                                      ------------
Net Deferred Tax Asset                                $          -
                                                      ============

There were no material deferred tax liabilities as of December 31, 1993.

The total cumulative effect of adopting SFAS No. 109 at January 1, 1993 resulted in a deferred tax asset of $30,362,300. This amount was entirely reserved for by a valuation allowance.

The valuation allowance increased by $32,060,100 during the year ended December 31, 1993. This increase was a result of the increase in the deferred tax asset primarily due to net operating losses during the year.

At December 31, 1993, the Company had, for federal income tax purposes, net operating loss carryforwards, research and development tax credit carryforwards, and investment tax credit carryforwards of approximately $131,584,100, $4,621,900 and $200,000, respectively, which expire beginning in 1997 if not previously utilized.

9.  Restructuring Charge

In April 1993, the Company implemented a restructuring in order to more fully utilize Company resources and focus the projects of the organization. As a result of the restructuring, the Company reduced its work force by approximately 12 percent, or approximately 85 employees. The Company incurred a one-time charge of $2,000,000 in the second quarter of 1993 due to the restructuring.

                   SYNERGEN, INC. AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                     YEAR ENDED DECEMBER 31, 1993



10.  Information about Financial Instruments

The carrying values of financial instrument assets (liabilities) were as follows:

                                                   December 31, 1993
                                                   -----------------

Short-term investments                                $104,637,200
Accounts receivable and current note receivable         20,761,000
Investments and notes receivable included in
   other assets                                          4,468,300
Industrial Development Revenue Bonds                    (6,000,000)

The estimated fair value of these financial instruments approximated the carrying value. The fair value of short-term and other investments is based primarily on market quotes. The fair value of receivables are considered to be equivalent to carrying value, based on the nature and terms of such amounts. The face amount of the industrial development revenue bonds is considered to be the fair value, as the interest rate on the bonds is reset to a market rate each December.

The Company does not invest in financial instruments that create off-balance sheet risk. Both trade receivables and interest-bearing investments could be subject to concentration of credit risk. Risk in trade receivables is limited because they generally represent amounts due from sponsors which could lose rights in sponsored technology due to breach of contract if they failed to perform. Interest bearing investments are generally obligations of the federal government or investment grade corporate or municipal issuers. At December 31, 1993, non-federal obligations were limited to money market mutual funds of major financial institutions and to other investments individually less than 5% of total assets.

11.  Litigation

Following a drop in the price of Synergen's stock on February 22, 1993, a number of class action complaints were filed against Synergen and certain of its officers and directors in the U.S. District Court for the District of Colorado on behalf of various classes of the Company's investors. The complaints were consolidated by a consolidated class action complaint which was filed on April 15, 1993. In addition to Synergen, Kenneth J. Collins, executive vice president of finance and administration, is named as defendant in the consolidated complaint, together with Jon S. Saxe, the former president and chief executive officer and a former director, and Michael A. Catalano, the former vice president of clinical research. The complaint alleges violations of federal securities laws and state law. The Company believes the claims to be without merit and intends to vigorously contest them.

                   SYNERGEN, INC. AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                     YEAR ENDED DECEMBER 31, 1993



On April 20, 1993, the United States Patent and Trademark Office (PTO) declared an interference between Synergen's U.S. patent number 4,997,929, issued March 5, 1991, and a patent application assigned to the Max Planck Institut fur Psychiatrie and Regeneron Pharmaceuticals, Inc. The interference relates to nucleic acid molecules encoding human ciliary neurotrophic factor (CNTF). When the PTO determines that there is a dispute as to who actually made an invention first, an interference proceeding can be declared, and the applicants are required to prove who was the first inventor. In the United States, the general rule is that a patent ultimately is awarded to the person who is first to make an invention, rather than the person who is the first to file a patent application. The Company believes it has a reasonable patent position.

                   SYNERGEN, INC. AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                     YEAR ENDED DECEMBER 31, 1993

12.  Quarterly Financial Data (Unaudited)

                          First Quarter  Second Quarter  Third Quarter  Fourth Quarter
                          -------------  --------------  -------------  --------------
1993
- - - ----
Total revenues             $  9,399,700    $  3,638,100   $  4,703,000    $  5,745,600
Total expenses               30,221,900      29,393,000     23,095,800      24,971,400
Loss before cumulative
 effect of change in
 accounting principle       (20,822,200)    (25,754,900)   (18,392,800)    (19,225,800)
Loss per share before
 cumulative effect of
 change in accounting
 principle                        (0.83)          (1.02)         (0.73)          (0.75)
Net loss                    (23,240,000)    (25,754,900)   (18,392,800)    (19,225,800)
Net loss per share                (0.92)          (1.02)         (0.73)          (0.75)

Quarterly financial data in 1993 has been restated to reflect the Company's change in its method of accounting for external patent development costs (see Note 2).

13.  Subsequent Events (unaudited)

On December 15, 1994, Synergen, the individual defendants, and the plantiff class entered into a Stipulation of Settlement concerning the class action. Plaintiffs agreed to dismiss all claims, known and unknown, arising from the events described in their consolidated amended complaint. In turn, defendants agreed to make a payment of $28 million in cash. The Court gave preliminary approval of the settlement in an order dated December 15, 1994. The Court's order provided for the issuance of notice to the members of the class and set a hearing for final approval of the settlement for March 7, 1995.

                   SYNERGEN, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET
                             (unaudited)

                                                  Sept. 30,
                                                     1994
                                                -------------

                               ASSETS
       Current assets:
          Cash and cash equivalents             $  6,271,300
          Short-term investments                 104,979,200
          Accounts receivable                      9,655,400
          Accrued interest receivable                609,800
          Restricted short-term investments        8,253,200
          Prepaid expenses and other               1,735,700
                                                ------------
       Total current assets                      131,504,600

       Property and equipment, net                53,899,700

       Other assets:
          Restricted short-term investments          200,000
          Other                                    2,458,100
                                                ------------
       Total other assets                          2,658,100

       Total assets                             $188,062,400
                                                ============

                LIABILITIES AND STOCKHOLDERS' EQUITY
       Current Liabilities:
          Accounts   payable    and    accrued
            expenses                              11,539,700
          Industrial Development Revenue Bonds     6,000,000
                                                ------------
       Total current liabilities                  17,539,700

       Stockholders' equity:
          Preferred stock, $.01 par value;
            authorized, 10,000,000 shares;
            none issued                                    -
          Common stock, $.01 par value;
            authorized, 120,000,000 shares;
            issued 25,921,880 shares                 259,200
          Additional paid-in capital, net        409,557,400
          Deficit                               (239,503,100)
          Deferred compensation, net                 209,200
                                                ------------
       Total stockholders' equity                170,522,700

       Total liabilities and stockholders'
          equity                                $188,062,400
                                                ============
       See notes to unaudited consolidated financial statements

                   SYNERGEN, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)

                                          Nine Months   Nine Months
                                             Ended         Ended
                                         September 30, September 30,
                                             1994           1993
                                         ------------  ------------
REVENUES:
   Sponsored research and development    $ 10,781,200  $ 10,112,200
   Interest and other income                4,003,200     7,628,600
                                         ------------  ------------
TOTAL REVENUES                             14,784,400    17,740,800

EXPENSES:
   Research and development                53,192,100    66,602,200
   General and administrative              13,062,100    13,751,700
   Restructuring and asset impairment
     charge                                39,079,200     2,000,000
   Interest                                   132,400       356,800
                                         ------------  ------------
TOTAL EXPENSES                            105,465,800    82,710,700

Loss before cumulative effect of change
   in accounting principle                (90,681,400)  (64,969,900)

Cumulative effect of change in
   accounting principle                                  (2,417,800)
                                         ------------  ------------
NET LOSS                                 $(90,681,400) $(67,387,700)
                                         ============  ============
LOSS PER SHARE:

Loss before cumulative effect of change
   in accounting principle                     $(3.52)       $(2.58)

Cumulative effect of change in
   accounting principle                             -         (0.09)
                                         ------------  ------------
NET LOSS PER SHARE                             $(3.52)       $(2.67)
                                         ============  ============
WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING                             25,746,800    25,163,900

       See notes to unaudited consolidated financial statements

                   SYNERGEN, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (unaudited)

                                        Nine Months      Nine Months
                                           Ended            Ended
                                       September 30,    September 30,
                                           1994            1993
                                     ---------------- ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                $(90,681,400)   $(64,472,700)
Adjustments to reconcile net loss  to
 net cash used in operating activities:
   Depreciation and  amortization  of
    assets                                 8,006,400       6,944,300
   Amortization of receivable for
    warrants and deferred compensation       947,200       1,438,400
   Impairment of assets and
    restructuring                         33,991,400               -
 Change  in  operating assets and
   liabilities:
   Accounts receivable                     3,621,800       5,533,400
   Accrued interest receivable               169,400         874,200
   Prepaid expenses and other             (1,683,300)       (382,600)
   Accounts payable and accrued
    expenses                                 310,700      (1,524,900)
   Unearned revenue, net                           -        (779,900)
                                        ------------    ------------
Total adjustments                         45,363,600      12,102,900
                                        ------------    ------------
NET CASH USED IN OPERATING ACTIVITIES    (45,317,800)    (52,369,800)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures                      (1,266,700)    (15,561,400)
Net (purchase) redemption of short-
 term investments                         (4,165,100)    126,268,300
Payment received on note receivable
 from affiliate                            5,905,700               -
Other assets                              (1,254,100)       (465,700)
                                        ------------    ------------
NET CASH (USED IN) PROVIDED BY
INVESTING ACTIVITIES                        (780,200)    110,241,200

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds  from  issuance  of   common
 stock and other, net                        790,200         580,500
                                        ------------    ------------
NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS                         (45,307,800)     58,451,900


CASH AND CASH EQUIVALENTS AT
BEGINNING OF PERIOD                       51,579,100       2,632,100
                                        ------------    ------------
CASH AND CASH EQUIVALENTS AT
END OF PERIOD                           $  6,271,300    $ 61,084,000
                                        ============    ============
       See notes unaudited to consolidated financial statements

                   SYNERGEN, INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


1.  Accounting Policies

The consolidated balance sheet as of September 30, 1994, the related consolidated statements of operations for the nine-month periods ended September 30, 1994 and 1993, and the consolidated statements of cash flows for the nine-month periods ended September 30, 1994 and 1993 are unaudited, but in management's opinion, include all adjustments, consisting only of normal recurring adjustments except as otherwise disclosed, necessary for a fair presentation of such financial statements. Interim results are not necessarily indicative of results for a full year.

The financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 1993. The accounting policies used in the preparation of these financial statements are the same as those used in the Company's annual financial statements except as modified for appropriate interim accounting policies.

Certain reclassifications have been made to the Company's 1993 financial statements to conform them to 1994 classifications. The consolidated statements of operations for the nine months ended September 30, 1993, and consolidated statement of cash flows for the nine-month period ending September 30, 1993, have been restated to reflect the Company's change in its method of accounting for external patent development costs.

Pursuant to  Financial  Accounting  Standard  No.  52,  the  financial position and results of the Company's European and Japanese subsidiaries are measured using the local currency as the functional currency. The balance sheet has been translated at the exchange rate in effect at September 30, 1994, while revenues and expenses have been translated at the average exchange rate on a monthly basis. The aggregate effect of translation is being deferred as a component of stockholders' equity. At September 30, 1994, the translation effect was $139,800 and is reported within additional paid-in capital.

2.  Asset Impairment and Restructuring Charges

On July 15, 1994, Synergen learned that an interim analysis of the follow-up Phase III clinical trial of interleukin-1 receptor antagonist (IL-1ra) showed a lack of efficacy for severe sepsis. As a result, certain assets were determined to be impaired and were written down to estimated net realizable value. In August, Synergen announced a restructuring which included a termination of 60 percent of the Company's workforce (approximately 375 employees) and elimination of some operations and development activities. Synergen recorded an asset impairment charge of $5.8 million in the second quarter of 1994 for assets used primarily for the production of IL-1ra and asset impairment and restructuring charges of $33.3 million in the third quarter of 1994 primarily related to the discontinuation of the sepsis trial and the Company's decision to restructure its operations. The third quarter charges of $33.3 million were comprised of restructuring charges of $7.3 million and asset impairment charges of $26 million.

                   SYNERGEN, INC. AND SUBSIDIARIES
          NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Of the third quarter asset impairment charges, $22.6 million related to the write-down of the LakeCentre manufacturing facility, $1.9 million was due to other assets impaired as a result of the restructuring and the remaining $1.5 million was a charge against the Company's equity investment in Selectide Corporation based on their recent rights offering. The charge against the LakeCentre facility was based on a preliminary independent appraisal of the property which estimated the net realizable value of the property. The Company may take additional charges against the LakeCentre facility in the future.

3.  Litigation

Following a drop in the price of Synergen's stock on February 22, 1993, a number of class action complaints were filed against Synergen and certain of its officers and directors in the U.S. District Court for the District of Colorado on behalf of various classes of the Company's investors. The complaints were consolidated by a consolidated class action complaint which was filed on April 15, 1993. In addition to Synergen, Kenneth J. Collins, executive vice president of finance and administration, is named as defendant in the consolidated complaint, together with Jon S. Saxe, the former president and chief executive officer and a former director, and Michael A. Catalano, the former vice president of clinical research. The complaint alleges violations of federal securities laws and state law. The Company believes the claims to be without merit and intends to vigorously contest them.

On April 20, 1993, the United States Patent and Trademark Office (PTO) declared an interference between Synergen's U.S. patent number
4,997,929, issued March 5, 1991, and a patent application assigned to the Max Planck Institut fur Psychiatrie and Regeneron Pharmaceuticals,
Inc.   The interference relates to nucleic acid  molecules encoding human ciliary neurotrophic factor (CNTF). When the PTO determines that there is a dispute as to who actually made an invention first, an interference proceeding can be declared, and the applicants are required to prove who was the first inventor. In the United States, the general rule is that a patent ultimately is awarded to the person who is first to make an invention, rather than the person who is the first to file a patent application. The Company believes it has a reasonable patent position.

4.  Subsequent Events

On December 15, 1994, Synergen, the individual defendants, and the plantiff class entered into a Stipulation of Settlement concerning the class action. Plaintiffs agreed to dismiss all claims, known and unknown, arising from the events described in their consolidated amended complaint. In turn, defendants agreed to make a payment of $28 million in cash. The Court gave preliminary approval of the settlement in an order dated December 15, 1994. The Court's order provided for the issuance of notice to the members of the class and set a hearing for final approval of the settlement for March 7, 1995.

                   AMGEN INC. UNAUDITED PRO FORMA
              CONDENSED COMBINING FINANCIAL STATEMENTS


The following unaudited pro forma condensed combining balance sheet as of September 30, 1994 and the unaudited pro forma condensed combining statements of operations of Amgen Inc. and its subsidiaries for the year ended December 31, 1993 and the nine months ended September 30, 1994 have been prepared to illustrate the effect of the Acquisition, which is being accounted for as a purchase, as though the Acquisition had occurred on September 30, 1994 in the pro forma balance sheet and as of January 1, 1993 and January 1, 1994, in the pro forma statements of operations. The pro forma information is based upon the historical financial statements of Amgen Inc. and its subsidiaries and Synergen, Inc. and its subsidiaries, giving effect to the Acquisition under the purchase method of accounting and the assumptions and adjustments in the accompanying Notes to Amgen Inc. Unauditied Pro Forma Condensed Combining Financial Statements. The pro forma adjustments and the assumptions on which they are based are described in the accompanying Notes. Certain items in the historical financial statements of Synergen, Inc. and its subsidiaries have been reclassified to conform to the classifications of the Amgen Inc. historical financial statements.

The Amgen Inc. unaudited pro forma condensed combining financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations of Amgen Inc. that would have been reported had the Acquisition occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position of Amgen Inc. at any future date or the consolidated results of operations of Amgen Inc. at any future period. Furthermore, no effect has been given in the Amgen Inc. unaudited pro forma condensed combining statements of operations for operating and synergistic benefits that may be realized through the combination of entities. Amounts allocated to the Synergen, Inc. assets and liabilities are based on estimated fair values derived from information currently available. The Amgen Inc. unaudited pro forma condensed combining financial statements, including Notes thereto, should be read in conjunction with the historical consolidated financial statements of Amgen Inc. and Synergen, Inc. covering those periods.

                                  AMGEN INC.
              UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                             As of September 30,1994
                                 (In thousands)

                                                                 Pro Forma        Pro Forma
                                        Amgen      Synergen     Adjustments        Combined
                                     ------------  --------     -----------      -----------
              ASSETS
Current assets:
 Cash and cash equivalents           $  301,529    $  6,271      $(254,493) (1)   $   53,307
 Marketable securites, at cost
  which approximates market             452,083     104,979              -           557,062
 Trade receivables, net                 186,220           -              -           186,220
 Inventories                             87,191           -              -            87,191
 Deferred tax assets, net                55,859           -         13,682  (1)       69,541
 Other current assets                    37,067      20,255        (19,645) (1)       37,677
                                     ----------    --------      ---------        ----------
   Total current assets               1,119,949     131,505       (260,456)          990,998

Property, plant and equipment at
 cost, net                              625,515      53,899        (20,153) (1)      659,261

Deferred tax asset - noncurrent               -           -         40,466  (1)       40,466
Investments                              92,119           -              -            92,119
Other assets                             54,892       2,658              -            57,550
Purchased research and development
 costs                                        -           -        116,367  (1)            -
                                              -           -       (116,367) (2)
Other                                         -           -          5,818  (1)        5,818
                                     ----------    --------      ---------        ----------
                                     $1,892,475    $188,062      $(234,325)       $1,846,212
                                     ==========    ========      =========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued
  liabilites                         $  285,218    $  11,540     $  58,564  (3)   $  355,322
 Commercial paper                        99,602            -             -            99,602
 Current portion of long-term debt          182        6,000        (6,000) (1)          182
                                      ----------   ---------     ---------        ----------
   Total current liabilites             385,002       17,540        52,564           455,106

Long-term debt                          185,862            -             -           185,862

Commitments and contingencies

Stockholders' equity:
 Common stock                                13          259          (259) (1)           13
 Additional paid-in capital             696,883      409,557      (409,557) (1)      696,883
 Retained earnings (deficit)            624,715     (239,294)      239,294  (1)      508,348
                                              -            -      (116,367) (2)
                                     ----------    ---------     ---------        ----------
   Total stockholders' equity         1,321,611      170,522      (286,889)        1,205,244
                                     ----------    ---------     ---------        ----------
                                     $1,892,475    $ 188,062     $(234,325)       $1,846,212
                                     ==========    =========     =========        ==========

     See notes to unaudited pro forma condensed combining financial statements

 (1) Reflects the purchase of Synergen and the allocation of the purchase price, based on estimated fair market values, to the historical Synergen balance sheet, including $116,367 of purchased in-process research and development.
 (2) Reflects the one-time write-off of $116,367 of purchased in-process research and development identified in the purchase allocation.
 (3) Reflects the accrual of liabilities of $16,295 for severance and related staff costs, $16,000 for legal settlements (net of insurance recoveries), $11,201 for costs to complete committed but unneeded clinical trial programs, $6,000 for restructuring corporate partner arrangements, and $9,068 for other costs.

                                   AMGEN INC.
         UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1993
                      (In thousands, except per share data)

                                                               Pro Forma     Pro Forma
                                       Amgen       Synergen   Adjustments    Combined
                                     ----------    --------   -----------   -----------
Revenues:
 Product Sales                       $1,306,322    $      -     $      -    $1,306,322
 Corporate partner revenue               48,631      13,180            -        61,811
 Royalty income                          18,889           -            -        18,889
                                     ----------    --------     --------    ----------
Total revenues                        1,373,842      13,180            -     1,387,022
                                     ----------    --------     --------    ----------

Operating expenses:
 Cost of sales                          220,046           -            -       220,046
 Research and development               255,321      88,249       (6,013) (1)  337,557
 Marketing and selling                  214,132           -            -       214,132
 General and administrative             114,295      16,986       (1,520) (1)  129,761
 Loss of affiliates, net                 12,589           -            -        12,589
 Restructuring charge                         -       2,000            -         2,000
 Legal award                            (13,900)          -            -       (13,900)
                                     ----------    --------     --------    ----------
Total operating expenses                802,483     107,235       (7,533)      902,185
                                     ----------    --------     --------    ----------
Operating income (loss)                 571,359     (94,055)       7,533       484,837
                                     ----------    --------     --------    ----------

Other income/(expense):
 Interest and other income               27,161      10,306      (12,794) (2)   24,673
 Interest expense, net                   (6,150)       (447)           -        (6,597)
                                     ----------    --------     --------    ----------
 Total other income/(expense)            21,011       9,859      (12,794)       18,076

Income (loss) before income taxes
 and cumulative effect of a change
 in accounting principle                592,370     (84,196)      (5,261)      502,913

Provision for income taxes              217,795           -      (34,548) (3)  183,247
                                     ----------    --------     --------    ----------
Income before cumulative effect of
 a change in accounting principle    $  374,575    $(84,196)    $ 29,287    $  319,666
                                     ==========    ========     ========    ==========

     See notes to unaudited pro forma condensed combining financial statements
                              (Continued next page)

(1)Reflects reduced depreciation expense based on the fair values at the date of acquisition of Synergen's property, plant and equipment.

(2)Reflects reduced interest income due to the reduction in Amgen's investment portfolio.

(3)Reflects the tax effects of the adjustments to depreciation expense, interest income and for the losses incurred by Synergen during the year ended December 31, 1993 for which no tax benefit was recorded.

                                   AMGEN INC.
         UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1993
                      (In thousands, except per share data)

                                                               Pro Forma     Pro Forma
                                         Amgen     Synergen   Adjustments     Combined
                                       ---------- ----------  -----------   -----------
Income (loss) before cumulative effect
 of a change in accounting principle
 per share:
Primary                                    $2.61      $(3.33)           -         $2.23
Fully diluted                              $2.60         N/A            -         $2.21

Shares used in calculation of:
Primary earnings (loss) per share        143,611      25,309            -       143,611
Fully diluted earnings per share         144,322         N/A            -       144,322

     See notes to unaudited pro forma condensed combining financial statements.

                                   AMGEN INC.
         UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                  For the Nine Months Ended September 30, 1994
                      (In thousands, except per share data)

                                                              Pro Forma      Pro Forma
                                       Amgen      Synergen   Adjustments     Combined
                                     ----------   --------   -----------    ----------
Revenues:
 Product Sales                       $1,136,001   $      -            -     $1,136,001
 Corporate partner revenue               49,727     10,781            -         60,508
 Royalty income                          19,310          -            -         19,310
                                     ----------   --------   ----------     ----------
Total revenues                        1,205,038     10,781            -      1,215,819
                                     ----------   --------   ----------     ----------

Operating expenses:
 Cost of sales                          176,803          -            -        176,803
 Research and development               235,552     53,192       (5,357) (1)   283,387
 Marketing and selling                  174,685          -            -        174,685
 General and administrative              90,397     13,062         (872) (1)   102,587
 Loss of affiliates, net                 25,678          -            -         25,678
 Restructuring and asset
   impairment charge                          -     39,079      (24,082) (2)    14,997
                                     ----------   --------   ----------     ----------
Total operating expenses                703,115    105,333      (30,311)       778,137
                                     ----------   --------   ----------     ----------
Operating income (loss)                 501,923    (94,552)      30,311        437,682
                                     ----------   --------   ----------     ----------

Other income/(expense):
 Interest and other income               16,029      4,003       (9,781) (3)    10,251
 Interest expense, net                   (8,774)      (132)           -         (8,906)
                                     ----------   --------   ----------     ----------
 Total other income/(expense)             7,255      3,871       (9,781)         1,345

Income (loss) before income taxes    $  509,178   $(90,681)  $   20,530     $  439,027

Provision for taxes                     194,298          -      (27,092) (4)   167,206
                                     ----------   --------   ----------     ----------
Net income (loss)                    $  314,880   $(90,681)  $   47,622     $  271,821
                                     ==========   ========   ==========     ==========

    See notes to unaudited pro forma condensed combining financial statements.
                               (Continued next page)


(1)Reflects reduced depreciation expense based on the fair values at the date of acquisition of Synergen's property, plant and equipment.

(2)Reflects the reversal of asset impairment charges recorded by Synergen for:
   1) its LakeCentre manufacturing facility for $22,582 and, 2) its equity investment in Selectide Corporation for $1,500. Such charges are not required since these assets are recorded at their fair values at the date of acquisition. For a description of the charge recorded by Synergen, see Note 2 of the unaudited consolidated financial statements of Synergen, Inc. and subsidiaries for the period ended September 30, 1994.

(3)Reflects reduced interest income due to the reduction in Amgen's investment portfolio.

(4)Reflects the tax effects of the adjustments to depreciation expense, interest income, the asset impairment charge and for the losses incurred by Synergen during the nine months ended September 30, 1994 for which no tax benefit was recorded.

                                  AMGEN INC.
         UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                  For the Nine Months Ended September 30, 1994
                      (In thousands, except per share data)

                                                                 Pro Forma     Pro Forma
                                         Amgen     Synergen     Adjustments     Combined
                                       ---------- ----------    -----------    ---------
Earnings (loss) per share:
Primary                                    $2.25     $(3.52)                       $1.94
Fully diluted                              $2.23        N/A                        $1.93

Shares used in calculation of:
Primary earnings (loss) per share        140,021     25,747                      140,021
Fully diluted earnings per share         140,948        N/A                      140,948

    See notes to unaudited pro forma condensed combining financial statements

          NOTES TO AMGEN INC. UNAUDITED PRO FORMA CONDENSED
                   COMBINING FINANCIAL STATEMENTS


1.   Basis of presentation

     The Amgen unaudited pro forma combining financial statements and related notes give effect to the Acquisition as a purchase. The Amgen unaudited pro forma combined balance sheet assumes that the Acquisition was completed as of September 30, 1994 and the Amgen unaudited pro forma condensed combining statements of operations assume that the Acquisition was completed on January 1, 1993 for the year ended December 31, 1993 and January 1, 1994 for the nine months ended September 30, 1994.

    All interim financial data used to develop the Amgen unaudited pro forma condensed combining balance sheet and unaudited pro forma condensed combining statements of operations is unaudited, but in the opinion of Amgen management, reflects all adjustments necessary (consisting only of normal recurring entries) for a fair presentation thereof. However, it should be understood that accounting measurements at interim dates may be less precise than at year end.

     The Amgen unaudited pro forma condensed combining statements of operations are not necessarily indicative of operating results which would have been achieved had the Acquisition been consummated as of January 1, 1993 or January 1, 1994 and should not be construed as representative of future operations.

     The preliminary allocation of the purchase price among identifiable tangible and intangible assets, as reflected in the accompanying pro forma financial statements, was based on an analysis of the fair values of those assets. Specifically, purchased in-process technology was evaluated through analysis of data concerning each product candidate. Potential future cash flows from each product candidate were discounted to present value taking into account risks associated with the inherent difficulties and uncertainties in developing product candidates into viable human therapeutics. In addition, Amgen's post-acquisition business strategies were considered as they relate to Synergen's current product candidates. The above analysis resulted in approximately $116,367,000 for purchased in-process technology, which, under generally accepted accounting principles, was expensed upon completion of the Acquisition.

     For purposes of the pro forma financial statements, a purchase price of $254,493,000 was allocated to Synergen's September 30, 1994
balance sheet.    The  purchase  price  assumes  the  acquisition  of
26,175,452 shares  of  Synergen  stock  for  $9.25  per  share.    In
addition, Amgen accrued $9,750,000 related to the payment of outstanding stock options to purchase Synergen common stock and Amgen incurred $2,620,000 in other acquisition related fees.

     The unaudited pro forma condensed combining statements of operations for the year ended December 31, 1993 and for the nine months ended September 30, 1994 do not include the $116,367,000 writeoff of purchased in-process technology as it is a material non-recurring charge. It will be included in the actual consolidated statement of operations of Amgen in the quarter ended December 31, 1994.

                    INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Form 8-K/A of Amgen Inc. dated January 31, 1995, of our report dated February 4, 1994 accompanying the consolidated financial statements of Synergen, Inc. for the year ended December 31, 1993 appearing elsewhere in this Form 8-K/A.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-5111) pertaining to the 1984 Stock Option
Plan, 1981 Incentive Stock Option Plan and Nonqualified Stock Option
Plan of Amgen Inc., in the Registration Statement (Form S-8 No. 33-24013) pertaining to the 1988 Stock Option Plan of Amgen Inc., in the Registration Statment (Form S-8 No. 33-39183)pertaining to the Amgen Employee Stock Purchase Plan, in the Registration Statement (Form S-8 No. 33-39104) pertaining to the Amgen Retirement and Savings Plan, in the Registration Statement (Form S-8 No. 33-42501) pertaining to the Amgen Inc. 1987 Directors' Stock Option Plan, in the Registration Statement (Form S-8
No. 33-42072) pertaining to the Amgen Inc. 1991 Equity Incentive Plan, in the Registration Statement (Form S-8 No. 33-47605) pertaining to the Retirement and Savings Plan for Amgen Manufacturing, Inc. and in the Registration Statements (Form S-3 No. 33-22544 and Form S-3 No. 33-44454) of Amgen Inc. and in the related Prospectuses of our report dated
February 4, 1994 accompanying the consolidated financial statements of Synergen, Inc. for the year ended December 31, 1993 appearing in this Form 8-K/A of Amgen Inc. dated January 31, 1995.

/s/ DELOITTE & TOUCHE LLP
Denver, Colorado

January 31, 1995